UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLACKRIDGE TECHNOLOGY INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	20-1282850
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

10615 Professional Circle, Suite 201
Reno, Nevada 89521
(Address of Principal Executive Offices) (Zip Code)

BlackRidge Restricted Stock Incentive Plan
(Full title of the plan)

Robert Graham
10615 Professional Circle, Suite 201
Reno, Nevada 89521
(Name and address of agent for service)

(855) 807-8776
 (Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service, to:

Sarah Williams, Esq.
Barry I. Grossman, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
 Tel. No. 212-370-1300
Fax No. 212-370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered (1)(2)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value 0.001	22,807,005	$1.45	$33,070,157	$3,833
Total	22,807,005		$33,070,157	$3,833

(1)       The registration statement registers 22,807,005 shares of common stock, which are issuable under the BlackRidge Restricted Stock Incentive Plan. This Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock.

(2)          Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, (the "Securities Act") based on the average of the high and low prices reported in the consolidated reporting system within 5 business days prior to the date of filing the Registration Statement.
i

Explanatory Note

This Registration Statement on Form S-8 of BlackRidge Technology International, Inc. ("we," "us," "our" or the "Company") has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register 22,807,005  shares of our common stock, par value $0.001 ("Common Stock"), to be issued under our Restricted Stock Incentive Plan (the "Plan") to our, or our affiliates (as such term is defined in the Plan), employees, directors, consultants and advisors.

This Registration Statement also includes a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8). The reoffer prospectus covers reoffers and resales of our common stock that have been or will be acquired by certain of our officers and directors (collectively, the "selling stockholders") which may be deemed to be "control securities" and/or "restricted securities" (as such terms are defined in General Instruction C to Form S-8) of the Company.  The reoffer prospectus relates to the resale of up to 4,642,489 shares of Common Stock that may be issued under the Plan to the various selling stockholders. The amount of securities to be offered or resold by means of the reoffer prospectus by the designated selling stockholders may not exceed, during any three month period, the amount specified in Rule 144(e).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 of BlackRidge Technology International, Inc., or the Company, will be sent or given to participants in the BlackRidge Restricted Stock Incentive Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act, as amended, or the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to John Bluher, at the address and telephone number on the cover of this Registration Statement.

Reoffer Prospectus

BLACKRIDGE TECHNOLOGY INTERNATIONAL, INC.

22,807,005 Shares of Common Stock

This reoffer prospectus is being used in connection with the offering from time to time by certain selling stockholders of Blackridge Technology International, Inc., which we refer to herein as "we," "us," "our" or the "Company," or their successors in interest of our common stock, par value $0.001 ("Common Stock"), issued or to be issued, pursuant to the BlackRidge Restricted Stock Incentive Plan, which we refer to herein as the Plan. The amount of securities to be offered or resold by means of the reoffer prospectus by the designated selling stockholders may not exceed, during any three month period, the amount specified in Rule 144(e).

The Common Stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related Registration Statement.

Our common stock is listed for quotation on the OTCQB Market operated by OTC Markets Group, Inc., or the OTCQB, under the ticker symbol "BRTI" On September 6, 2017, closing price of our common stock was $1.45.

Our principal executive offices are located at 10615 Professional Circle, Suite 201, Reno, Nevada 89521 and our telephone number is (855) 807-8776.

Investing in our common stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page [   ] and in the documents incorporated by reference herein before you decide to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2017

You should rely only upon the information contained in this prospectus and the Registration Statement of which this reoffer prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this reoffer prospectus is accurate only as of the date on the front cover of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This reoffer prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this reoffer prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this reoffer prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this reoffer prospectus.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This reoffer prospectus contains a number of "forward-looking statements." Specifically, all statements other than statements of historical facts included in this reoffer prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this reoffer prospectus and the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	our lack of operating history;

•	our potential lack of the capital resources needed to progress our business plan;

•	acceptance of our business model by investors and potential commercial collaborators;

•	our current and future capital requirements and our ability to satisfy our capital needs;

•
our ability to obtain, maintain or protect the validity of our This Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of our common stocks and other intellectual property;

•	our ability to internally develop new inventions and intellectual property;

•	our ability to retain key executive members; and

•	interpretations of current laws and the passages of future laws, rules and regulations applicable to our business.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this reoffer prospectus and the documents incorporated by reference herein might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this reoffer prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire reoffer prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

Overview

We develop and market next generation cyber defense solutions that stop cyber-attacks and block unauthenticated access. Our network and server security products are based on our patented Transport Access Control technology and are designed to isolate, cloak and protect servers and cloud services and segment networks for regulatory compliance. BlackRidge products are used in enterprise and government computing environments, the industrial Internet of Things ("IoT"), and other cloud service provider and network systems.

With our patented technology, network and server resources located in the enterprise, datacenters and cloud systems, are better protected, less expensive to protect, and less vulnerable to compromise from cyber-attacks. We believe that our identity-based approach to network and cloud security offers superior performance compared to legacy network security approaches, and reduces the total cost of ownership for organizations by eliminating malicious and unwanted traffic from their networks and systems.

BlackRidge products provide advanced capabilities compared to advanced firewalls in applications such as network segmentation and isolating cloud services.  BlackRidge also cloaks protected network resources from network mapping, reconnaissance and other forms of unauthorized access and attacks which cannot be blocked by advanced firewalls.

Our proprietary technology, BlackRidge Transport Access Control ("TAC"), authenticates user or device identity and applies security policies across networks and cloud services before application sessions are established. Underlying BlackRidge TAC is our patented First Packet Authentication™ which conveys and authenticates identity in the "first packet" of a TCP network session request. This fundamental invention addresses a security gap in how the Internet operates: the inability to authenticate network traffic sources. Without authentication, unidentified and unauthorized users and devices can scan, probe and access networks and cloud services. This security gap is exploited in all cyber-attacks through the process of network scanning and reconnaissance, and it has been further exposed and magnified by cloud services, mobile connectivity, and the IoT.

The Company's technology is first to market with this approach of enforcing security policy based on cryptographically secured identity on every TCP/IP session. Our products are protected by multiple U.S. Patents including "First Packet Authentication," "Concealing a Network Connected Device," "Digital Identity Authentication," and "Statistical Object Identification."

Products

BlackRidge and our partners sell network security products and solutions based on our proprietary BlackRidge TAC software technology. BlackRidge TAC provides high throughput and low latency network security that operates pre-session, in real time, before other security defenses engage. BlackRidge products can be deployed inside a network to cloak and protect servers and segment networks, in front of existing security stacks to filter anonymous traffic, or as part of service provider or Original Equipment Manufacturer ("OEM") solution.

The BlackRidge solution is available in the following product configurations, with additional platform support under development:

•	1U rack-mountable 1GbE or 10GbE network appliance
•	1GbE fanless desktop appliance
•	VMware ESXi™ virtual appliance
•	IBM z Systems™ LPAR and IBM z/VM® software appliances
•	Amazon Web Services appliances

BlackRidge products are priced on a per appliance or gateway and on the total number of user and device identities supported in an implementation. Enterprise and OEM licensing along with subscription pricing are available. BlackRidge appliances can support up to 100,000 identities and 4,000,000 sessions, providing a highly scalable enterprise solution that operates with low latency and high throughput compared to current network security devices

Network and cloud deployments options include deploying in-line as a Layer 2 transparent bridge or logically inline as a Layer 3 gateway for cloud deployments.  BlackRidge software and systems are designed to be highly resilient and can be configured for high availability and failover. Security policies can be verified during deployment with progressive modes of bridge, monitor and audit, and then enforce policy.

Support, Maintenance and Professional Services

BlackRidge offers standard and premium support to our end-customers and channel partners, where our channel partners typically deliver level one support and we provide level two and level three support. The support for our end customers includes ongoing maintenance services for both hardware and software to receive software upgrades, bug fixes, and repairs. End customers typically purchase these services for a one year or longer term at the time of the initial product sale and typically renew for successive one year or longer periods.

Professional services are primarily delivered through our channel partners and include experts who plan, design, and deploy effective security solutions tailored to our end-customers' specific requirements. These services include solution design and planning, configuration, and installation. Our education services provide online and classroom-style training and are also primarily delivered through our internal team.

Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section entitled "Risk Factors" immediately following this reoffer prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section entitled "Risk Factors" before deciding whether to invest in our common stock. If any of the risks discussed in this reoffer prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected.

Corporate History

BlackRidge Technology International, Inc. ("we," "us," "our," the "Company" or "BlackRidge") was incorporated under the laws of the State of Nevada on March 15, 2004 under the name "Grote Molen, Inc."  The Company sells identity based network security to protect hybrid cloud and mainframe workloads from cyber-attacks and insider threats.

On September 6, 2016, the Company entered into an agreement and plan of reorganization with BlackRidge Technology International, Inc., a Delaware corporation, and Grote Merger Co., a Delaware corporation providing for the Company's acquisition of BlackRidge in exchange for a controlling number of shares of the Company's preferred and common stock pursuant to the merger of Grote Merger Co. with and into BlackRidge, with BlackRidge continuing as the surviving corporation.  The transaction contemplated in the agreement closed on February 22, 2017.

Our principal executive office is at 10615 Professional Circle, Suite 201, Reno, NV 89521 and our telephone number is (855) 807-8776.

The Offering

Outstanding Common Stock	As of September 6, 2017, there were 58,846,385 shares of common stock issued and outstanding.

Common Stock Offered	Up to 22,807,005 shares of common stock for sale by the selling stockholders for their own account, which shares were received pursuant to a grant under the Plan.

Selling Stockholders
The selling stockholders are set forth in the Section entitled "Selling Stockholders" of this reoffer prospectus on page [__]. The amount of securities to be offered or resold by means of the reoffer prospectus by the designated selling stockholders may not exceed, during any three month period, the amount specified in Rule 144(e).

Proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the stock options by those who receive options under the Plan and exercise such options for cash. Any cash proceeds will be used by us for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors."

OTCQB Symbol	BRTI

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this reoffer prospectus. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Related to Our Business

Our total sales decreased by $46,074, or approximately 84%, during the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016.  If we are unable to significantly increase our sales, it could cause us to operate at a loss and require us to obtain additional capital to meet our obligations and continue our operations.

Our total sales decreased by $46,074 or approximately 84%, during the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016.  The decrease was due to a reduction in one time sales, and management believes it to be temporary.  If we are unable to significantly increase our sales, it could cause us to operate at a loss and require us to obtain additional capital to meet our obligations and continue our operations.

Blackridge has had operating losses each year since its inception, and may not achieve or maintain profitability in the future.

Blackridge has incurred operating losses each year since 2010, including net losses of $7,215,820, $during the year ended December 31, 2016, and $6,027,866 during the six months ended June 30, 2017. We expect our operating expenses to increase in the future as we expand our sales and marketing efforts and continue to invest in research and development of our technologies. These efforts may be more costly than we expect, and we may not be able to increase our revenue to offset our increased operating expenses. Our revenue growth may slow or our revenue may decline for a number of other reasons, including reduced demand for our platform, increased competition, a decrease in the growth or size of the IT security market, particularly the market for solutions that target the next generation of advanced cyber-attacks, or any failure to capitalize on growth opportunities. Any failure to increase our revenue as we grow our business could prevent us from achieving or maintaining profitability. If we are unable to meet these risks and challenges as we encounter them, our business, financial condition and results of operations may suffer.

We may be unsuccessful in raising additional capital.

If we are unable to raise additional financing, we will be under-capitalized and will not be able to execute our business plan as forecast. Such financing difficulties would likely reduce the value of your investment in the Registrant.

BlackRidge is a recently formed company, with limited operating history.

BlackRidge was formed in 2010 and has generated limited revenue. To date, BlackRidge has operated at a loss. Prior to BlackRidge, management of BlackRidge has not previously worked together in a company.  There is, therefore, no guarantee that management will work well together and execute the business plan of BlackRidge successfully.

Three customers account for a significant percent of our total sales and the loss of any of such customers could adversely affect our results of operations and financial condition

During the quarter ended June 30, 2017 and the year ended December 31, 2016, three customers accounted for 100% and 88% of our sales, respectively.  The loss of any of these major customers would be expected to have a material adverse effect on our results of operations and financial condition. During the first half of our 2017 fiscal year, purchases by one of these customers accounted for approximately 78% of our total sales.

To the extent that BlackRidge's business plan relies on future access to financing, you are incurring the risk of future dilution.

The market for raising capital for small public companies is currently challenging and may remain challenging for the indefinite future.  Therefore, future financings by the Registrant may either be not possible or only done on terms that are detrimental to existing debt and equity holders of the Company.

Our business plan is dependent on the success of Blackridge's existing technologies and new technologies which may be developed by BlackRidge's engineering team.
There is no guarantee that BlackRidge's technologies will achieve wide acceptance at an economically attractive price point or that BlackRidge's engineering department will develop new technologies which are commercially feasible.   BlackRidge's technologies also run the risk of technological obsolescence as they are based on the current architecture of the internet.
Real or perceived defects, errors or vulnerabilities in our platform or the failure of our platform to block Denial-of-Service ("DDOS") attacks, malware or prevent a security breach could harm our reputation and adversely impact our business, financial position and results of operations.

Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, there is a risk that an advanced attack could emerge that our platform is unable to detect or prevent. Moreover, as our platform is adopted by an increasing number of enterprises and governments, it is possible that the individuals and organizations behind advanced malware attacks will begin to focus on finding ways to defeat our software. If this happens, our networks, products, subscriptions and services could be targeted by attacks specifically designed to disrupt our business and undermine the perception that our platform is capable of providing superior IT security, which, in turn, could have a serious impact on our reputation as a provider of virtual machine-based security solutions.

If any of our customers becomes infected with malware after adopting our platform, even if our platform has blocked the theft of any of such customer's data, such customer could nevertheless be disappointed with our platform. Furthermore, if any enterprises or governments that are publicly known to use our platform are the subject of an advanced cyber-attack that becomes publicized, our other current or potential customers may look to our competitors for alternatives to our platform. Real or perceived security breaches of our customers' networks could cause disruption or damage to their networks or other negative consequences and could result in negative publicity to us, damage to our reputation, declining sales, increased expenses and customer relations issues.

Furthermore, our software may fail to detect or prevent malware, viruses, worms or similar threats for any number of reasons, including our failure to enhance and expand our software to reflect industry trends, new technologies and new operating environments. Failure to keep pace with technological changes in the IT security industry and changes in the threat landscape could adversely affect our ability to protect against security breaches and could cause us to lose customers.

Any real or perceived defects, errors or vulnerabilities in our software, or any other failure of our software to detect an advanced threat, could result in:
•	a loss of existing or potential customers or channel partners;
•	delayed or lost revenue;
•	a delay in attaining, or the failure to attain, market acceptance;
•

the expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work around errors or defects, to address and eliminate vulnerabilities, or to identify and ramp up production with alternative third-party manufacturers;

•	an increase in warranty claims, or an increase in the cost of servicing warranty claims, either of which would adversely affect our gross margins;
•	harm to our reputation or brand; and
•	litigation, regulatory inquiries, or investigations that may be costly and further harm our reputation.

Our new CEO and CTO have limited prior experience with government sales.

BlackRidge's business plan is, in part, to sell to government contractors, the Department of Defense and other "government" clients as well as to the commercial marketplace.   Mr. Graham, the Company's CEO and co-founder of Blackridge has past experience in government sales and contracting groups. Mr. Hayes, the Company's CTO and co-founder of Blackridge, has no prior experience selling to the government.   Government sales have several unique aspects which require a different approach than commercial sales and may have a longer sales cycle.

Pending patent applications may be denied.

While BlackRidge owns issued U.S. patents on its core technology, there is no guarantee that other applications will result in granted patents. Furthermore, given the nature of the US Patent Office, the determination of patentability may take several years.  Even with its existing patents, enforcing patent rights can be an expensive and time consuming process, involving years of litigation and large legal fees.

If we do not effectively build and train a direct sales force, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.

We are substantially dependent on our small direct sales force to obtain new customers and increase sales with existing customers. There is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time and expense before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business.

Fluctuating economic conditions make it difficult to predict revenue for a particular period, and a shortfall in revenue may harm our operating results.

Our revenue depends significantly on general economic conditions and the demand for products in the IT security market. Economic weakness, customer financial difficulties, and constrained spending on IT security may result in decreased revenue and earnings. Such factors could make it difficult to accurately forecast our sales and operating results and could negatively affect our ability to provide accurate forecasts to our contract manufacturers and manage our contract manufacturer relationships and other expenses. In addition, concerns regarding the impact of tight budgetary constraints and the new Trump Administration on the IT budgets of various agencies of the U.S. government, as well as continued budgetary challenges in the United States and geopolitical turmoil in many parts of the world have and may continue to put pressure on global economic conditions and overall spending on IT security. Currently, most enterprises and governments have not allocated a fixed portion of their budgets to protect against next-generation advanced cyber-attacks. If we do not succeed in convincing customers that our platform should be an integral part of their overall approach to IT security and that a fixed portion of their annual IT budgets should be allocated to our platform, general reductions in IT spending by our customers are likely to have a disproportionate impact on our business, results of operations and financial condition. General economic weakness may also lead to longer collection cycles for payments due from our customers, an increase in customer bad debt, restructuring initiatives and associated expenses, and impairment of investments.

Uncertainty about future economic conditions also makes it difficult to forecast operating results and to make decisions about future investments. Future or continued economic weakness for us or our customers, failure of our customers and markets to recover from such weakness, customer financial difficulties, and reductions in spending on IT security could have a material adverse effect on demand for our platform and consequently on our business, financial condition and results of operations

Our results of operations are likely to vary significantly from period to period, which could cause the trading price of our common stock to decline.

Our results of operations have varied significantly from period to period, and we expect that following the Reorganization, our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:
•	our ability to attract and retain new customers;
•	the budgeting cycles, seasonal buying patterns and purchasing practices of customers;
•	the timing of shipments of our products and length of our sales cycles;
•	changes in customer or reseller requirements or market needs;
•	changes in the growth rate of the IT security market, particularly the market for threat protection solutions like ours that target next-generation advanced cyber-attacks;
•

the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of the IT security market, including consolidation among our customers or competitors;

•	the level of awareness of IT security threats, particularly advanced cyber-attacks, and the market adoption of our software;
•	deferral of orders from customers in anticipation of new products or product enhancements announced by us or our competitors;
•	our ability to successfully expand our business domestically and internationally;
•	reductions in customer renewal rates for our subscriptions;
•	decisions by organizations to purchase IT security solutions from larger, more established security vendors or from their primary IT equipment vendors;
•	changes in our pricing policies or those of our competitors;
•	any disruption in, or termination of, our relationship with channel partners;
•	decreases in our customers' subscription renewal rates;
•	our inability to fulfill our customers' orders due to supply chain delays or events that impact our manufacturers or their suppliers;
•

insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products, subscriptions and services, or confronting our key suppliers, particularly our sole source suppliers, which could disrupt our supply chain;

•	the cost and potential outcomes of existing and future litigation;
•	seasonality in our business;
•	general economic conditions, both domestic and in our foreign markets;
•	future accounting pronouncements or changes in our accounting policies or practices;
•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;
•	a change in our mix of products, subscriptions and services; and
•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

We face intense competition and could fail to gain market share from our competitors, which could adversely affect our business, financial condition and results of operations.

The market for security products and services is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. We anticipate continued challenges from current competitors, which in many cases are more established and enjoy greater resources than us, as well as by new entrants into the industry. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our growth rate or revenue that could adversely affect our business and results of operations.

Our competitors and potential competitors include large networking vendors such as Cisco Systems, Inc. and Juniper Networks, Inc. that may emulate or integrate features similar to ours into their own products; large companies such as Intel and HP that have acquired large IT security specialist vendors in recent years and have the technical and financial resources and broad customer bases needed to bring competitive solutions to the market; independent IT security vendors such as FireEye, Symantec, and Palo Alto Networks that offer products that claim to perform similar functions to our platform; and small and large companies that offer point solutions that compete with some of the features present in our platform. Other IT providers offer, and may continue to introduce, security features that compete with our platform, either in stand-alone security products or as additional features in their network infrastructure products. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:
•	greater name recognition, longer operating histories and larger customer bases;
•	larger sales and marketing budgets and resources;
•	broader distribution and established relationships with channel and distribution partners and customers;
•	greater customer support resources;
•	greater resources to make acquisitions;
•	lower labor and research and development costs;
•	larger and more mature intellectual property portfolios; and
•	substantially greater financial, technical and other resources.
In addition, some of our larger competitors have substantially broader product offerings and may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, subscriptions and services, including by selling at zero or negative margins, product bundling or offering closed technology platforms. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our platform are superior, customers may not purchase our products. In addition, new innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our platform. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle and the short-term difficulty in adjusting our operating expenses. Our results of operations depend in part on sales to large organizations. The length of our sales cycle, from proof of concept to delivery of and payment for our platform, is typically three to six months but can be more than a year. To the extent our competitors develop products that our prospective customers view as equivalent to ours, our average sales cycle may increase. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is delayed. As a result of these factors, it is difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below our or analysts' expectations in a particular quarter, which could cause the price of our common stock to decline.

If we do not accurately anticipate and respond promptly to changes in our customers' technologies, business plans or security needs, our competitive position and prospects could be harmed.

Many of our customers operate in markets characterized by rapidly changing technologies and business plans, which require them to add numerous network access points and adapt to increasingly complex IT networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. As their technologies and business plans grow more complex, we expect these customers to face new and increasingly sophisticated methods of attack. We face significant challenges in ensuring that our platform effectively identifies and responds to these advanced and evolving attacks without disrupting our customers' network performance. As a result of the continued rapid innovations in the technology industry, including the rapid growth of smart phones, tablets and other devices and the trend of "bring your own device" in enterprises, we expect the networks of our customers to continue to change rapidly and become more complex.

We have identified a number of new products and enhancements to our platform that we believe are important to our continued success in the IT security market. There can be no assurance that we will be successful in developing and marketing, on a timely basis, such new products or enhancements, or that our new products or enhancements will adequately address the changing needs of the marketplace. In addition, some of our new products and enhancements may require us to develop new hardware architectures that involve complex, expensive and time-consuming research and development processes. Although the market expects rapid introduction of new products and enhancements to respond to new threats, the development of these products and enhancements is difficult and the timetable for commercial release and availability is uncertain, as there can be significant time lags between initial beta releases and the commercial availability of new products and enhancements. We may experience unanticipated delays in the availability of new products and enhancements to our platform and fail to meet customer expectations with respect to the timing of such availability. If we do not quickly respond to the rapidly changing and rigorous needs of our customers by developing, releasing and making available on a timely basis new products and enhancements to our platform that can adequately respond to advanced threats and our customers' needs, our competitive position and business prospects will be harmed. Furthermore, from time to time, we or our competitors may announce new products with capabilities or technologies that could have the potential to replace or shorten the life cycles of our existing products. There can be no assurance that announcements of new products will not cause customers to defer purchasing our existing products.

Additionally, the process of developing new technology is expensive, complex and uncertain. The success of new products and enhancements depends on several factors, including appropriate component costs, timely completion and introduction, differentiation of new products and enhancements from those of our competitors, and market acceptance. To maintain our competitive position, we must continue to commit significant resources to developing new products or enhancements to our platform before knowing whether these investments will be cost-effective or achieve the intended results. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products or enhancements to market in a timely manner, or achieve market acceptance of our platform, or that products and technologies developed by others will not render our platform obsolete or noncompetitive. If we expend significant resources on researching and developing products or enhancements to our platform and such products or enhancements are not successful, our business, financial position and results of operations may be adversely affected.

If we are unable to sell additional products, licenses, subscriptions and services, as well as renewals of our licenses, subscriptions and services, to our customers, our future revenue and operating results will be harmed.

Our future success depends, in part, on our ability to expand the deployment of our platform with existing customers by selling them additional products, subscriptions and services. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products, subscriptions and services depends on a number of factors, including the perceived need for additional IT security as well as general economic conditions. If our efforts to sell additional products, subscriptions and services to our customers are not successful, our business may suffer.

Further, existing customers that purchase our platform have no contractual obligation to renew their subscriptions and support and maintenance services after the initial contract period, and given our limited operating history, we may not be able to accurately predict our renewal rates. Our customers' renewal rates may decline or fluctuate as a result of a number of factors, including the level of their satisfaction with our platform, our customer support, customer budgets and the pricing of our platform compared with the products and services offered by our competitors. If our customers renew their subscriptions, they may renew for shorter contract lengths or on other terms that are less economically beneficial to us. We cannot assure you that our customers will renew their subscriptions, and if our customers do not renew their subscriptions or renew on less favorable terms, our revenue may grow more slowly than expected, if at all.

If we are unable to increase sales of our platform to large organizations while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

Our growth strategy is dependent, in part, upon increasing sales of our platform to large enterprises and governments. Sales to large customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:
•	increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;
•

more stringent or costly requirements imposed upon us in our support service contracts with such customers, including stricter support response times and penalties for any failure to meet support requirements;

•	more complicated implementation processes;
•

longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer that ultimately elects not to purchase our platform or purchases less than we hoped;

•	closer relationships with, and dependence upon, large technology companies who offer competitive products; and
•	more pressure for discounts and write-offs.

In addition, because security breaches with respect to larger, high-profile enterprises are likely to be heavily publicized, there is increased reputational risk associated with serving such customers. If we are unable to increase sales of our platform to large enterprise and government customers while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

Our current research and development efforts may not produce successful products or enhancements to our platform that result in significant revenue, cost savings or other benefits in the near future, if at all.

We must continue to dedicate significant financial and other resources to our research and development efforts if we are to maintain our competitive position. However, developing products and enhancements to our platform is expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our platform, design improvements, cost savings, revenue or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.

We may be unable to protect our intellectual property adequately, which could harm our business, financial condition and results of operations.

We believe that our intellectual property is an essential asset of our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions, to establish and protect our intellectual property rights in the United States and abroad. The efforts we have taken to protect our intellectual property may not be sufficient or effective, and our trademarks, copyrights and patents may be held invalid or unenforceable. Any U.S. or other patents issued to us may not be sufficiently broad to protect our proprietary technologies. We may not be effective in policing unauthorized use of our intellectual property, and even if we do detect violations, litigation may be necessary to enforce our intellectual property rights. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive, could divert management's attention and may result in a court determining that our intellectual property rights are unenforceable. If we are not successful in cost-effectively protecting our intellectual property rights, our business, financial condition and results of operations could be harmed.

Claims by others that we infringe their proprietary technology or other rights could harm our business.

Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. As we face increasing competition and gain an increasingly higher profile, the possibility of intellectual property rights claims against us grows. From time to time, we expect that third parties may assert, claims of infringement of intellectual property rights against us.  Third parties may in the future also assert claims against our customers or channel partners, whom our standard license and other agreements obligate us to indemnify against claims that our products infringe the intellectual property rights of third parties. While we intend to increase the size of our patent portfolio, many of our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. In addition, future litigation may involve patent holding companies or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. Any claim of intellectual property infringement by a third party, even a claim without merit, could cause us to incur substantial costs defending against such claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by the discovery process.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its technology or other intellectual property on reasonable terms, or at all, we could be enjoined from continued use of such intellectual property. As a result, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we could be unable to continue to offer our affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products, providing certain subscriptions or performing certain services or that requires us to pay substantial damages, royalties or other fees. Any of these events could harm our business, financial condition and results of operations.

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. We may not be successful in attracting qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. Also, to the extent we hire employees from mature public companies with significant financial resources, we may be subject to allegations that such employees have been improperly solicited, or that they have divulged proprietary or other confidential information or that their former employers own such employees' inventions or other work product.

In addition, we believe that it is important to establish and maintain a corporate culture that facilitates the maintenance and transfer of institutional knowledge within our organization and also fosters innovation, teamwork, a passion for customers and a focus on execution. Our Chief Executive Officer and certain other key members of our management and finance teams have only been working together for a relatively short period of time, and we expect to add additional vice presidents and other members of management in the foreseeable future. If we are not successful in integrating these key employees into our organization, such failure could delay or hinder our product development efforts and the achievement of our strategic objectives, which could adversely affect our business, financial condition and results of operations.

Most of our employees, including some of our executive officers, work for us on an "at-will" basis, which means they may terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our key employees. If one or more of our key employees resigns or otherwise ceases to provide us with their service, our business could be harmed.

If we are unable to maintain successful relationships with our channel partners and technology alliance partners, or if our channel partners or technology alliance partners fail to perform, our ability to market, sell and distribute our platform will be limited, and our business, financial position and results of operations will be harmed.

In addition to our direct sales force, we rely on our indirect channel partners to sell and support our platform. We expect that sales through channel partners will be a significant percentage of our revenue. We also partner with our technology alliance partners to design go-to-market strategies that combine our platform with products or services provided by our technology alliance partners.

Our agreements with our channel partners and our technology alliance partners are generally non-exclusive, meaning our partners may offer customers products from several different companies, including products that compete with ours. If our channel partners do not effectively market and sell our platform, choose to use greater efforts to market and sell their own products or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our platform may be adversely affected. Our channel partners and technology alliance partners may cease marketing our platform with limited or no notice and with little or no penalty, and new channel partners require extensive training and may take several months or more to achieve productivity. The loss of a substantial number of our channel partners, our possible inability to replace them, or the failure to recruit additional channel partners could materially and adversely affect our results of operations. In addition, sales by channel partners are more likely than direct sales to involve collectability concerns, particularly in developing markets. Our channel partner structure could also subject us to lawsuits or reputational harm if, for example, a channel partner misrepresents the functionality of our platform to customers or violates applicable laws or our corporate policies.

Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our channel partners, and to train our channel partners to independently sell and deploy our platform. If we are unable to maintain our relationships with these channel partners or otherwise develop and expand our indirect sales channel, or if our channel partners fail to perform, our business, financial position and results of operations could be adversely affected.

U.S. federal, state and local government sales are subject to a number of challenges and risks that may adversely impact our business.

Sales to U.S. federal, state, and local governmental agencies have in the past accounted for, and may in the future account for, a significant portion of our revenue. Sales to such government entities are subject to the following risks:
•

selling to governmental agencies can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•

government certification requirements applicable to our products may change and in doing so restrict our ability to sell into the U.S. federal government sector until we have attained the revised certification;

•

government demand and payment for our products and services may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products and services;

•

we sell our software to governmental agencies through our indirect channel partners, and these agencies may have statutory, contractual or other legal rights to terminate contracts with our distributors and resellers for convenience or due to a default, and any such termination may adversely impact our future results of operations; and

•

governments routinely investigate and audit government contractors' administrative processes, and any unfavorable audit could result in the government refusing to continue buying our platform, which would adversely impact our revenue and results of operations, or institute fines or civil or criminal liability if the audit uncovers improper or illegal activities.

Our failure to adequately protect personal information could have a material adverse effect on our business.

A wide variety of provincial, state, national, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These data protection and privacy-related laws and regulations are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on our operations, financial performance and business. Evolving and changing definitions of personal data and personal information within the European Union, the United States, and elsewhere, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data. Even the perception of privacy concerns, whether or not valid, may harm our reputation and inhibit adoption of our products by current and future customers.

If the general level of DDOS and advanced cyber-attacks declines, or is perceived by our current or potential customers to have declined, our business could be harmed.

Our business is substantially dependent on enterprises and governments recognizing that DDOS and advanced cyber-attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of DDOS and advanced cyber-attacks and help to provide an impetus for enterprises and governments to devote resources to protecting against DDOS and advanced cyber-attacks, such as testing our platform, purchasing it, and broadly deploying it within their organizations. If DDOS and advanced cyber-attacks were to decline, or enterprises or governments perceived that the general level of DDOS and advanced cyber-attacks have declined, our ability to attract new customers and expand our offerings within existing customers could be materially and adversely affected. A reduction in the threat landscape could increase our sales cycles and harm our business, results of operations and financial condition.

We are exposed to the credit risk of some of our distributors and resellers and to credit exposure in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis. Although we have programs in place that are designed to monitor and mitigate these risks, we cannot assure you these programs will be effective in reducing our credit risks, especially as we expand our business internationally. If we are unable to adequately control these risks, our business, results of operations and financial condition could be harmed.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our results of operations.

As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies. However, we have not made any large acquisitions to date, and as a result, our ability as an organization to acquire and integrate other companies, products or technologies in a successful manner is unproven. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, analysts and investors. In addition, if we are unsuccessful at integrating such acquisitions or the technologies associated with such acquisitions, our revenue and results of operations could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and enhancements to our platform, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations, and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:
•	develop or enhance our products and subscriptions;
•	continue to expand our sales and marketing and research and development organizations;
•	acquire complementary technologies, products or businesses;
•	expand operations, in the United States or internationally;
•	hire, train and retain employees; or
•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could harm our business, financial condition and results of operations.

If our products do not effectively interoperate with our customers' IT infrastructure, installations could be delayed or cancelled, which would harm our business.

Our products must effectively interoperate with our customers' existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors, and contains multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our customers' infrastructure or problematic network configurations or settings, we may have to modify our software or hardware so that our products will interoperate with our customers' infrastructure. In such cases, our products may be unable to provide significant performance improvements for applications deployed in our customers' infrastructure. These issues could cause longer installation times for our products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. In addition, government and other customers may require our products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various U.S. federal, state, local and foreign governments. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management's attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, results of operations and financial condition.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to utilize a material portion of our NOLs, even if we attain profitability.

Risks Related to an Investment in Our Common Stock

The price of our common stock may be volatile, and the value of your investment could decline.

Technology stocks have historically experienced high levels of volatility. The trading price of our common stock following the Reorganization may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in how customers perceive the effectiveness of our platform in protecting against advanced cyber-attacks or other reputational harm;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general and of companies in the IT security industry in particular;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	actual or anticipated changes or fluctuations in our results of operations;

•	whether our results of operations meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	litigation involving us, our industry, or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our common stock; or

•	departures of key personnel.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

We may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Our common stock is currently considered a "penny" stock and therefore is subject to limitations on trading.

Stocks that trade below $5.00 per share and are not listed on a major national securities exchange such as the NYSE or NASDAQ, are subject to restrictions on how broker-dealers may handle such stocks including limitations on solicitation and more onerous record-keeping requirements.   As a result, penny stocks tend to have less trading volume and liquidity than stocks which are not subject to penny stock rules. We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock.

We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not "emerging growth companies," including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a "large accelerated filer" as defined in the Exchange Act. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

We are obligated to implement and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to the Exchange Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment needs to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are currently evaluating our internal controls, identifying and remediating deficiencies in those internal controls and documenting the results of our evaluation, testing and remediation. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting that we are unable to remediate before the end of the same fiscal year in which the material weakness is identified, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors, when required, are unable to attest to management's report on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

As a public company, we will be required to disclose material changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company" as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff

There is currently a limited active trading market for our stock and there is no assurance that any active or liquid market will develop in the future, which means a purchaser of our shares may not be able to resell the shares in the future.

There is currently a limited active trading market for our stock, and there can be no assurance that any active or liquid trading market for our stock will develop in the future. As a result, an investment in our common stock must be considered an "illiquid" investment and a purchaser may not be able to resell the shares acquired by him, her or it in the future.

Even if market liquidity for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial or operational estimates or projections;

•	conditions in markets generally;

•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

In some cases, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

Our management and significant stockholders collectively own a substantial majority of our common stock and voting power.

As of September 6, 2017, our officers, directors and principal stockholders were deemed to the beneficial owners of over 87% of our issued and outstanding shares of Common Stock, including Series A Preferred Stock, options and warrants on an "as converted" basis.  As a result, investors may be prevented from affecting matters involving our company, including:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our acquisition or disposition of assets; and

•	our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of stockholders.

The shares of common stock available for sale in the future could adversely affect the market price for the Company's common stock.

Of the 58,846,385 shares of common stock outstanding as of September 6, 2017, approximately 23,165,000 shares are freely tradable if held by non-affiliates or eligible for resale under Rule 144 promulgated under the Securities Act of 1933, as amended, if held by affiliates.  Sales of substantial amounts of this Common Stock in the public market could adversely affect the market price for the Company's common stock.  In addition, the Company's outstanding shares of Series A Preferred Stock are convertible into shares of the Company's Common Stock at the rate of 10 shares of Common Stock for each one share of Series A Preferred Stock.  If the Series A Preferred Stock is converted and the shares are placed for sale, such sales could adversely affect the market price for the Company's Common Stock.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state "blue sky" laws.

Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this reoffer prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

We do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

Following the effectiveness of the change in our management, we will continue to have only three directors and two of them will not be independent directors, which means our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with a number of independent directors

Following the effectiveness of the change in our management, we will continue to have only three directors and two of them will not be independent directors.  As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives and oversee our reporting processes, our disclosure controls and procedures and our internal control over financial reporting.

We have the ability to issue additional shares of common stock and to issue shares of preferred stock without stockholder approval

The Company is authorized to issue up to 100,000,000 shares of common stock.  To the extent of such authorization, the officers of the Company have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as they believe to be sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company's current stockholders.   The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the selling stockholders listed herein (who are our executive officers and directors). Accordingly, we will not realize any proceeds from the sale of the shares of our common stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

This reoffer prospectus relates to the shares of our common stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our employees, consultants and "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this reoffer prospectus. The amount of securities to be offered or resold by means of the reoffer prospectus by the designated selling stockholders may not exceed, during any three month period, the amount specified in Rule 144(e).

The selling stockholders are our current directors, officers and affiliates who have acquired or may acquire in the future shares of our common stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this reoffer prospectus. The following table sets forth information as of September 6, 2017 with respect to ownership of our common stock by each selling stockholder whose identity is known as of the date of this reoffer prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this Registration Statement. The address for each selling stockholders listed below is c/o BlackRidge Technology International, Inc., 10615 Professional Circle, Suite 201, Reno, NV 89521.

Any changed information will be set forth in an amendment to the Registration Statement or supplement to this reoffer prospectus, to the extent required by law.

Name	Position, Office, or Other Material Relationship	Number of Shares Owned (1)		Number of Shares to be Offered for the Account of the Selling Stockholder (2)(3)	Number of Shares to be Owned After Offering	% Owned After Offering
Robert Graham	Chief Executive Officer and President	5,137,950	(4)	1,005,716	5,137,950	8.5%
John Hayes	Chief Technology Officer	8,898,893	(5)	1,501,771	8,898,893	14.5%
John Bluher	Chief Financial Officer	-		1,500,000	-	-
Robert Lentz	Board Member	242,740	(6)	243,334	242,740	*
J. Allen Koswosky	Board Member	422,223	(7)	198,334	422,223	*
Thomas Bruderman	Board Member	4,553,730	(8)	96,667	4,553,730	7.2%
Robert Zahm	Board Member	5,022,207	(9)	96,667	5,022,207	7.9%

*	Less than 1%

(1)	Represents common stock owned or underlying options, warrants and preferred stock.
(2)	Represents vested and unvested shares.
(3)	These shares constitute "control securities" as such term is defined in General Instruction C to Form S-8.
(4)	Includes options to purchase 960,000 shares of Common Stock and preferred stock convertible into 637,950 shares of Common Stock.
(5)	Includes options to purchase 800,000 shares of Common Stock, warrants to purchase 1,188,657 shares of Common Stock and preferred stock convertible into 417,650 shares of Common Stock.
(6)	Includes options to purchase 142,740 shares of Common Stock
(7)	Includes warrants to purchase 211,108 shares of Common Stock and preferred stock convertible into 83,340 shares of Common Stock.
(8)	Includes warrants to purchase 1,129,020 shares of Common Stock and preferred stock convertible into 3,154,710 shares of Common Stock.
(9)	Includes warrants to purchase 166,667 shares of Common Stock and preferred stock convertible into 4,855,540 shares of Common Stock.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term "selling stockholder" means and includes:

•	the persons identified in the table above as the selling stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan; and

•
any of the purchasers, assignees, donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this reoffer prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCQB or any other stock exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCQB or any other stock exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this reoffer prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this reoffer prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation there under.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated there under, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this reoffer prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of our company incorporated by reference in this reoffer prospectus have been included herein in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Pritchett, Siler & Hardy, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Pritchett, Siler & Hardy, P.C. as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this reoffer prospectus:

(a)	The Company's 2016 annual report on Form 10-K filed with the Commission on April 14, 2017 (File No. 000-53979);

(b)
Alll other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the Company's annual report referred to in (a) above; and

(c)
The description of the Company's Common Stock set forth in its Registration Statement on Form 10 (File No. 000-53979) initially filed with the Commission on May 14, 2010, as amended, including any amendments thereto or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this reoffer prospectus. This reoffer prospectus is part of that Registration Statement and does not contain all the information included in the Registration Statement. For further information with respect to our common stock and us, you should refer to the Registration Statement, its exhibits and the materials incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this reoffer prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as exhibits to the Registration Statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at100 F Street, N.E., Washington, D.C. 20549. Copies of those filings can be obtained from the Commission at100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes ("NRS").  NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.
NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.
Disclosure of SEC Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

BLACKRIDGE TECHNOLOGY INTERNATIONAL, INC.

22,807,005 Shares
Common Stock

_______________

PROSPECTUS
________________

September 8, 2017

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Company's 2016 annual report on Form 10-K filed with the Commission on April 14, 2017 (File No. 000-53979);

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the Company's annual report referred to in (a) above; and

(c)
The description of the Company's Common Stock set forth in its Registration Statement on Form 10 (File No. 000-53979) initially filed with the Commission on May 14, 2010, as amended, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement, prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company's articles of incorporation provide that, subject to certain limitations, the Company may indemnify its directors and officers against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual's conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the Company's best interests; and (3) in the case of any criminal proceedings, the individual had no reasonable reason to believe the individual's conduct was unlawful. The Company may also indemnify its directors or officers successful in a defense proceeding or claim for reasonable expenses. The Company may not indemnify a director or officer in connection with (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment of distributions in violation of Nevada Revised Statute 78.300.

The company has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its articles of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company's bylaws permit the Company to purchase and maintain insurance on behalf of any officer or director insurance to the extent reasonably available at commercially reasonable rates (in the judgment of the Board of Directors), at its expense, to protect itself and any such director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indem-nify such person against such expense, liability or loss under Nevada law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8.  Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit No.	Description
4.1	Form of Restricted Stock Agreement
5.1	Opinion of Ellenoff Grossman & Schole LLP
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of Pritchett, Siler & Hardy, P.C., independent registered public accounting firm
23.3	Consent of Pritchett, Siler & Hardy, P.C., independent registered public accounting firm

Item 9. Undertakings

(a)	The Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
 To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)
 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned on September 8, 2017.

BLACKRIDGE TECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Robert Graham
Name:	Robert Graham
Title:	Chief Executive Officer and Chairman of the Board of Directors

By:	/s/ John Hayes
Name:	John Hayes
Title:	Chief Technology Officer and Director

By:	/s/ John Bluher
Name:	John Bluher
Title:	Chief Financial Officer

By:	/s/ Robert Lentz
Name:	Robert Lentz
Title:	Director

By:	/s/ J. Allen Kosowsky
Name:	J. Allen Kosowsky
Title:	Director

By:	/s/ Thomas Bruderman
Name:	Thomas Bruderman
Title:	Director

By:	/s/ Robert Zahm
Name:	Robert Zahm
Title:	Director